Exhibit 99.1

FOR IMMEDIATE RELEASE
February 27, 2019

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT & CEO, COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294.

COMMUNITY TRUST BANCORP, INC. ANNOUNCES THE APPOINTMENT OF FRANKLIN H. FARRIS, JR. TO ITS BOARD OF DIRECTORS
Pikeville, Kentucky:

Community Trust Bancorp, Inc. (NASDAQ-CTBI) is pleased to announce the appointment of Franklin H. Farris, Jr. to its Board of Directors.  The addition of Mr. Farris expands CTBI’s Board of Directors to eight members.

Mr. Farris, a native of Mason County, currently resides in Louisville, Kentucky where he has been an active member of the business community, as well as a community volunteer to many organizations, since 1972.

Mr. Farris, a graduate of the University of Kentucky, is currently providing consulting services to small and mid-size companies in Kentucky through Farris Advisory Services, LLC, a company he formed in 2015.  Previously, Mr. Farris was an audit partner of Mountjoy Chilton Medley, LLP for 5 years after having retired as a managing partner and audit partner with the Louisville office of KPMG, LLP where he served for 37 years.  Mr. Farris has significant experience in all fields of accountancy having worked extensively with publicly traded companies and entities in numerous countries, many having implemented International Financial Reporting Standards.

Mr. Farris is a member and previous officer and board member of the Kentucky Society of Certified Public Accountants, a member of the American Institute of Certified Public Accountants, and immediate past board chair of Christian Care Communities, Inc.  He has been active with numerous organizations in Kentucky focused on education and improving the lives of Kentucky residents.

Mr. Farris and his wife, Anne, have two adult children, Clay and Elizabeth.

“We are very pleased to have Mr. Farris join the Board of Directors of Community Trust Bancorp, Inc.  He brings a level of experience and knowledge which makes him a valuable addition to our Board,” said Jean R. Hale, Chairman, President and CEO.

Community Trust Bancorp, (NASDAQ-CTBI), with assets of $4.2 billion, is headquartered in Pikeville, Kentucky and has 69 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.